Consent of Independent Registered Public Accounting Firm

We consent to the references to our firm under the captions “Financial Highlights” in the Preliminary Base Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, each dated April 1, 2026, and each included in this Pre-Effective Amendment No. 1 to the Registration Statement (Form N-2, File No. 333-292299) of Credit Suisse High Yield Credit Fund (the “Registration Statement”).

We also consent to the incorporation by reference of our report dated December 23, 2025 with respect to the financial statements and financial highlights of Credit Suisse High Yield Credit Fund included in the Annual Report to Shareholders (Form N-CSR) for the year ended October 31, 2025, into this Registration Statement, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York

April 1, 2026